Guidewire Appoints Mark Anquillare as Board Member Veteran P&C Insurance Analytics Leader Brings Deep Expertise to Guidewire's Board of Directors SAN MATEO, Calif., September 25, 2024 – Guidewire (NYSE: GWRE) today announced that it appointed Mark Anquillare to its Board of Directors effective September 23, 2024. “We are thrilled to welcome Mark Anquillare to the Guidewire Board of Directors. With Guidewire Cloud Platform now established as the trusted platform used by P&C insurers globally, we are uniquely positioned to further embed data, analytics, and AI throughout insurers’ core operations to drive smarter risk and claims decisions. Mark’s deep industry experience and sharp focus on data and analytics will provide Guidewire valuable insight and perspective as we deliver on this mission,” said Michael Keller, chairman of the board, Guidewire. Mark Anquillare served as president and chief operating officer of Verisk Analytics (Nasdaq: VRSK), an insurance industry data analytics and technology provider, through January 2023. Prior to that, he was Verisk’s chief financial officer starting in 2007, leading the company through its 2009 IPO and continuing until 2016. During his tenure, he played a pivotal role in Verisk’s growth and innovation, helping insurers improve underwriting and claims processes, combat fraud, enhance operational efficiency, and make informed decisions on emerging risks. Since 2023, he has served on the board of directors of TruBridge, Inc. (NASDAQ: TBRG), a healthcare solutions company. About Guidewire Guidewire is the platform P&C insurers trust to engage, innovate, and grow efficiently. More than 570 insurers in 42 countries, from new ventures to the largest and most complex in the world, rely on Guidewire products. With core systems leveraging data and analytics, digital, and artificial intelligence, Guidewire defines cloud platform excellence for P&C insurers. We are proud of our unparalleled implementation record, with 1,700+ successful projects supported by the industry’s largest R&D team and SI partner ecosystem. Our marketplace represents the largest solution partner community in P&C, where customers can access hundreds of applications to accelerate integration, localization, and innovation. For more information, please visit www.guidewire.com and follow us on X (formerly known as Twitter) and LinkedIn.

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